Exhibit 10.3


                           AMENDED AND RESTATED EMPLOYMENT AGREEMENT


        THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into effective as of June 1, 1997 by and between Snapple Beverage Corp., a Delaware corporation (the "Company"), Mistic Brands, Inc., a Delaware corporation ("Mistic"), and Mr. Michael Weinstein, an individual residing at 17 Pine Brook Drive, White Plains, NY 10605.

        WHEREAS, pursuant to an Employment and SAR Agreement entered into as of August 9, 1995 by and between Mistic and the Executive (the "Original Agreement"), the Executive agreed to serve as Chief Executive Officer of Mistic and received as consideration, among other things, stock appreciation rights with respect to 48.5 shares of Mistic's common stock (the "SAR");

        WHEREAS, Triarc Beverage Holdings Corp., a Delaware corporation ("TBHC"), is a wholly owned subsidiary of Triarc Companies, Inc., a Delaware corporation ("Triarc"), and each of the Company and Mistic are subsidiaries of TBHC;

        WHEREAS, the Executive has assumed expanded responsibilities since the Original Agreement was entered into, including acting as Chief Executive Officer for each of the Company, Mistic, and Royal Crown Company, Inc. a Delaware corporation ("Royal Crown") and an indirect wholly owned subsidiary of Triarc;

        WHEREAS, the Company, Mistic and Royal Crown operate as part of the Triarc Beverage Group (collectively, the "Beverage Group");

        WHEREAS, on August 19, 1997 (i) the board of directors of TBHC adopted the Triarc Beverage Holdings Corp. 1997 Stock Option Plan (the "TBHC Plan");
(ii) the Compensation Committee of Triarc's board of directors approved amending the Original Agreement to reflect,

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among other things,  the  elimination of the SAR (subject to the approval of the
TBHC Plan and proposed initial grants thereunder) and the Executive's additional responsibilities, and (iii) the Performance Compensation Subcommittee of the Compensation Committee of Triarc's board of directors approved the TBHC Plan and initial grants thereunder;

        WHEREAS, the Executive has agreed to the elimination of the SAR in consideration of certain amendments to the Original Agreement reflected herein and grants of stock options to the Executive under the TBHC Plan;

        Now, therefore, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                           ARTICLE I

                             EMPLOYMENT AND DUTIES;  COMPENSATION

        SECTION 1.  Employment And Duties.

        (a)  During  the Term of  Employment,  as  defined  in Section 2 of this
Article I, the Company hereby employs the Executive and the Executive hereby accepts full time employment by the Company as its Chief Executive Officer, on the terms and conditions set forth in this Agreement. The Executive shall perform the duties and have the responsibilities customary for the position of Chief Executive Officer, including such duties and responsibilities as shall reasonably be assigned to him from time to time by (a) the Board of Directors of the Company (the "Board of Directors") or (b) the Chief Executive Officer or Chief Operating Officer. During the Term of Employment the Executive shall also serve as Chief Executive Officer of Mistic and Royal Crown as well as Chief

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Executive  Officer of TBHC and in such  additional  offices or capacities of the
Company and/or its affiliates to which the Executive may be elected or appointed from time to time with the consent of the Executive, which consent shall not be unreasonably withheld. The Executive shall not be entitled to any additional compensation for such service. Such duties shall be performed by the Executive primarily at the corporate headquarters of the Company which will be located in
the  New  York  Metropolitan  Area;  provided,   however,   that  the  Executive
acknowledges and agrees that his duties hereunder may require the Executive to engage in a reasonable amount of travel outside the New York Metropolitan Area, from time to time.

        (b) During the Term of Employment, the Company shall take steps so that the Executive will be elected as a member of the Board of Directors of the Company, TBHC and Mistic, as long as (i) each such corporation remains a separate legal entity and (ii) he shall be an employee of the Company or an officer of TBHC and Mistic, respectively.

        SECTION 2. Term Of Employment. Except as otherwise provided in Article II or Article III, the Term of Employment under this Agreement shall commence effective as of June 1, 1997 and shall terminate as of the close of business on January 2, 2000, provided that such initial term shall automatically be extended for successive one year periods, unless either the Executive or the Company, in their respective sole discretion, gives notice to the other, at least 180 days before the expiration of the initial or any renewal Term of Employment that either the Executive or the Company, as the case may be, does not want such Term of Employment to be so extended for an additional one year period, subject to earlier termination at any time during the Executive's employment as hereinafter provided.

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        SECTION 3.  Compensation,  Benefits And Expenses.  As  compensation  and
consideration   for  the   performance  by  the  Executive  of  his  duties  and
responsibilities pursuant to this Agreement, the Company agrees to pay the Executive, and the Executive agrees to accept, the following amounts and benefits:

        (a) Base Salary. A base salary (the "Base Salary") at a rate of Five Hundred Thousand Dollars ($500,000) per annum, which amount shall be payable in equal installments pursuant to the Company's normal payroll policies.

        (b) Annual Bonus. Participation in an annual cash incentive plan pursuant to which the Executive shall be eligible throughout the Term of Employment to receive annual bonuses, as appropriate, as the Compensation Committee of the Board of Directors of Triarc or any subcommittee thereof (the "Compensation Committee") shall determine, in its sole discretion (the "Annual Bonus").

        (c) Special Bonus A special bonus (the "Special Bonus") in the aggregate amount of $2,000,000, subject to vesting, payable to the Executive on January 2, 2000. One million dollars ($1,000,000) of the Special Bonus shall be deemed to have vested as of July 1, 1997, and one-third of the remaining $1,000,000 shall vest on each of January 2, 1998, 1999 and 2000; provided, however, that if the Executive voluntarily leaves the employment of the Company during the Term of Employment, the Executive will be entitled to receive on January 2, 2000 only that portion of the Special Bonus that had vested through such termination date; provided, further, that if the employment of the Executive hereunder terminates at any time due to death, disability, Good Cause (as defined below), without Good Cause or a Change in Control (as defined below), then the right

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to payment of the  Special  Bonus shall be  determined  in  accordance  with the applicable provisions of Article II or III, as the case may be.

        (d) Option. An option (the "Option") to purchase 15,000 shares of Class A Common Stock of Triarc at an exercise price equal to $13.50 per share was granted to the Executive on August 9, 1995 pursuant to Triarc's 1993 Equity Participation Plan (the "Triarc Plan"). The Option is exercisable for a period of ten years from the date thereof and vests as to one-third of the shares subject to such Option on each of the third, fourth and fifth anniversary of the date of grant; provided, however, that if the Company gives notice to the Executive that the Term of Employment is not automatically extended for an additional period of one year pursuant to Section 2 above, then all the shares subject to the Option that have not yet vested will vest on the last day of the then current Term of Employment; provided, further, that if the employment of the Executive hereunder terminates at any time due to death, disability, Good Cause, without Good Cause or Change in Control, then the term of exercisability of the Option and its vesting shall be determined in accordance with the applicable provisions of Article II or III, as the case may be. In addition, the Executive has been granted options to purchase other shares of Triarc stock and may be granted additional options to purchase shares of Triarc stock in the future. All such future grants shall be made by the Compensation Committee in its sole discretion.

        (e) Insurance, etc. Participation in any life insurance, disability insurance and medical, dental, hospitalization and surgical expense, vacation, pension and retirement plan and other employee benefits and perquisites made generally available by the Company to its senior officers from time to time.

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        (f) Car.  The  Company  shall  provide to the  Executive  an  automobile allowance of $900 per month during the Term of Employment, in lieu of all other reimbursable automobile expenses, including, without limitation, all operating costs, such as insurance, maintenance and fuel, for such automobile.

        In addition to the amounts and benefits provided for above, the Company shall provide the Executive during the Term of Employment with a private office, stenographic and secretarial help and such other facilities and services as are suitable to his position and adequate for the performance of his duties, and shall reimburse the Executive for all entertainment, travel and other expenses reasonably incurred by him in the course of attending to and promoting the affairs of the Company, subject to the Company's normal rules with respect to documentation of such expenses.

                                          ARTICLE II

                                          TERMINATION

        SECTION 1. Termination Due To Death. The employment of the Executive under this Agreement shall terminate upon the Executive's death. In the event of the death of the Executive during the Executive's employment hereunder, the estate or other legal representative of the Executive shall be entitled only to the following:

        (a) Base Salary. The Company shall pay to the Executive's estate or other legal representative his Base Salary through the last day of the calendar quarter in which the Executive dies plus any earned but unpaid Base Salary or vacation and any Annual Bonus in respect of a prior year. Such amount shall be paid by the Company in a lump sum, subject to all withholdings, within thirty
(30) days of the date of death.

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        (b) Annual  Bonus.  The Company shall pay to the  Executive's  estate or other legal representative (i) Annual Bonus, if any, accrued in respect of the immediately preceding year but not yet paid as of the date of death and (ii) the pro-rata portion of the Executive's Annual Bonus for the year in which death occurs. Such payment shall be calculated by multiplying the amount determined to be payable as an Annual Bonus by a fraction, the numerator of which is the number of weeks in the applicable year which precede and include the date of death and the denominator of which is 52. Such amount shall be paid by the Company in a lump sum, subject to all withholdings, and the determination of the Compensation Committee as to the amount of the Annual Bonus shall be conclusive and binding.

        (c) Special Bonus. The Company shall pay to the Executive's estate or other legal representative the amount of the Special Bonus, which has vested as of the date of death. Such amount shall be paid by the Company in a lump sum, subject to all withholdings, within thirty (30) days of the date of death.

        (d) Option. The Option shall vest immediately and in its entirety and shall remain exercisable by the Executive's estate or other legal representative until the earlier of one year following the date of death or the expiration of the Option in accordance with its terms.

        SECTION 2. Termination Due To Disability. If the Executive shall be unable to perform all or substantially all of his duties and responsibilities on account of his illness (either physical or mental) or other incapacity, the Company shall continue to pay the Executive the full amounts and benefits provided for in Section 3 of Article I above for the period of such illness or incapacity; provided, however, that in the event such illness or incapacity continues for a period longer than 180

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consecutive  days  or for  an  aggregate  of 175  days  during  any  consecutive nine-month period (each, a "disability"), the Board of Directors shall have the right to terminate the Term of Employment by giving the Executive not less than thirty (30) days written notice of its election to do so. In the event the Executive's employment is terminated on account of disability under this Section 2, the Executive shall be entitled to the compensation and benefits set forth in
Section 1 of Article II above.

        SECTION 3.  The Company's Right To Terminate For "Good Cause".

  (a) Notwithstanding anything in this Agreement to the contrary, the Term of Employment and the Executive's employment hereunder may be terminated by the Company at any time for "Good Cause" (as defined below). In the event the Board of Directors shall determine that grounds exist for terminating the Term of Employment and the Executive's employment hereunder for Good Cause, the Company shall send written notice to the Executive that his employment is so terminated and specifying the facts based upon which Good Cause exists for the termination of the Term of Employment and the Executive's employment by the Company. In the event the Board of Directors shall so terminate the Term of Employment and the Executive's employment, Executive shall be entitled only to the following:

               (i) Base Salary. Within thirty (30) days of the date of termination, the Company shall pay the Executive his Base Salary accrued through the date of termination of employment plus any earned but unpaid vacation plus any earned but unpaid Base Salary, vacation or Annual Bonus in respect of a prior year.

               (ii) Annual Bonus. The Company shall pay the Executive his Annual Bonus, if any, accrued in respect of any preceding year but not yet paid. The amount shall be paid at the time

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it would have been paid had the Executive's  employment not been terminated.  No
Annual Bonus shall be paid with respect to the year in which the Executive is terminated.

              (iii) Special Bonus. The Executive's right to the Special Bonus, whether vested or unvested, shall be forfeited on the date of termination.

               (iv) Option. The Executive's right to exercise the Option, whether vested or unvested, shall terminate on the date of termination.

        (b)    For purposes of this Agreement, "Good Cause" shall mean:

               (i) any willful failure by the Executive to perform his duties of Chief Executive Officer of the Company, Mistic or Royal Crown;

               (ii) any material misconduct (including misconduct involving moral turpitude) by the Executive in the performance of his duties as Chief Executive Officer of the Company, Mistic or Royal Crown, which misconduct is materially injurious to the Company, Mistic or Royal Crown or results in the Executive's conviction of a felony under the laws of the United States of America, any state thereof or an equivalent crime under the laws of any other jurisdiction;

               (iii) any willful and unexcused refusal by the Executive to obey the lawful and reasonable instructions of the Board of Directors or of the individuals designated in clause (b) of Article I, Section 1(a) above;

               (iv) any willful failure by the Executive to substantially comply with any written rule, regulation, policy or procedure of the Company, Triarc, or their respective subsidiaries

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        and  Affiliates  furnished  to  Executive,   which  noncompliance  could
        reasonably be expected to have a material and adverse effect on the Company's or Triarc's business; or

               (v) any willful failure by the Executive to comply with Triarc's policies with respect to insider trading which are furnished to Executive.

        Notwithstanding the foregoing, any termination for "Good Cause" under clause (i) above shall be effective upon the giving of the written notice referred to in the first paragraph of subsection (a) of this Section 3; provided, however, that the Executive shall not be deemed to have been terminated for "Good Cause" by reason of clause (i) above if within 5 days after such notice to the Executive, such conduct is no longer continuing, provided that such notice is the first such notice under this Section 3.

        SECTION  4.  The  Company's  Right  To  Terminate  Without  Good  Cause.
Notwithstanding anything in this Agreement to the contrary, the Term of Employment and the Executive's employment hereunder may be terminated by the Company at any time without Good Cause upon thirty (30) days prior notice; provided, however, that in the event the Executive's employment hereunder is so terminated, the Executive shall be entitled only to the following:

        (a) Base Salary; Annual Bonus; Special Bonus. The Company shall pay the Executive an amount equal to the sum of (i) the greater of (x) his Base Salary, as in effect for the year in which such termination occurs, for one year and (y) the entire amount of Base Salary that would be payable to the Executive hereunder through the last day of the then current Term of Employment if such termination had not occurred plus any earned but unpaid Base Salary, vacation or Annual Bonus in respect of a prior year owing to Executive accrued with respect to the period prior to the date of

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termination,  (ii) the  Executive's  Annual  Bonus  for the  year in which  such termination occurs, and (iii) the full amount of the Special Bonus (such sum of clauses (i)-(iii) is hereinafter referred to as the "Severance Amount"). The amounts payable to the Executive pursuant to this subsection 4(a) shall be payable when and as such amounts would otherwise be payable hereunder if such termination had not occurred. The determination of the Compensation Committee as to the amount of Annual Bonus shall be conclusive and binding.

        (b) Option. The Option shall vest immediately and in its entirety as of the date of such termination and shall remain exercisable by the Executive until the earlier of one year from the date of termination or the expiration of the Option in accordance with its terms.

        (c) Other  Benefits;  Car.  All other  benefits  set forth in Article I,
Section 3(e) and 3(f) shall continue until the first to occur of (i) the first anniversary of the date of termination and (ii) the date the Executive commences full-time employment with another employer.

        (d) The parties agree that the Executive shall not be obligated to mitigate damages by seeking other employment and any earnings from subsequent employment shall not reduce the amounts payable by the Company under this
Section 4.

                                          ARTICLE III

                                       CHANGE IN CONTROL

        SECTION 1. Definition Of Change In Control. The term "Change in Control" shall mean:

        (a) the acquisition by any person or entity of 50% or more of the combined voting power of the outstanding securities entitled to vote generally in the election of directors of either TBHC or the Company or of any other corporation (a "Parent Corporation") that owns directly or indirectly

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50% or more of the combined voting power of TBHC's or the Company's outstanding securities entitled so to vote;

        (b) a majority of the board of directors of TBHC or the Company or any Parent Corporation of either thereof shall be individuals who are not nominated by the then current board of directors of TBHC, the Company or such Parent Corporation, as the case may be; or

        (c) TBHC, the Company or any Parent Corporation of either thereof is merged or consolidated with a corporation or entity other than the Company, Mistic or a Parent Corporation, or all or substantially all of the assets of TBHC, the Company or a Parent Corporation are acquired by a corporation or entity that is not TBHC, the Company or a Parent Corporation; provided, however, that in each case, (i) the acquisition of any portion of the combined voting power of the Company, TBHC or Triarc by DWG Acquisition Group, L.P., Nelson Peltz and/or Peter W. May or by any person affiliated with such persons shall in no event constitute a Change in Control (ii) the merger, consolidation or sale of assets of the Company, TBHC or Triarc or any subsidiary of Triarc with or to any corporation or entity controlled by DWG Acquisition Group, L.P., Nelson Peltz and/or Peter W. May or by any person affiliated with such persons shall in no event constitute a Change in Control and (iii) the consummation of registered initial public offering of capital stock of the Company, TBHC or any Parent Corporation of either thereof pursuant to an effective registration statement under the Securities Act of 1933, as amended, shall in no event constitute a Change in Control. "Affiliate" of a specified person or entity shall mean any other person or entity who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the person or entity specified.

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        SECTION 2.  Effects Of Change In Control.

        If (i) the Executive terminates his employment hereunder (x) within twelve months following a Change in Control, (y) during the Term of Employment and (z) as a result of any substantial diminution of the Executive's title, duties, or responsibilities or any material reduction in the Executive's aggregate compensation and benefits hereunder following such Change in Control, or (ii) the Executive's employment hereunder is terminated by the Company without Good Cause within one (1) year following the consummation of a Change in Control, then the Executive shall be entitled to receive the Severance Amount, plus continuation of employee benefits for a period of 12 months.

                                          ARTICLE IV

                     COVENANT NOT TO COMPETE; CONFIDENTIALITY; INVENTIONS

    SECTION 1. Covenant Not To Compete. The Executive acknowledges that as the Company's Chief Executive Officer he will be involved, at the highest level, in the development, implementation and management of the Company's and the Beverage Group's business strategies and plans, including those which involve the Company's and the Beverage Group's finances, marketing, operations, industrial relations and acquisitions. By virtue of the Executive's unique and sensitive position, the employment of the Executive by a competitor of the Company or the Beverage Group represents a serious competitive danger to the Company and the Beverage Group, and the use of the Executive's talent and knowledge and information about the Company's and the Beverage Group's business, strategies and plans can and would constitute a valuable competitive advantage over the Company and the Beverage Group. In view of the foregoing, if either (i) the Executive's

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employment with the Company ends prior to the last day of the Term of Employment as a result of the Executive's voluntary resignation or (ii) the Executive's employment hereunder is terminated by the Company for Good Cause pursuant to
Section 3 of Article II, then the Executive covenants and agrees that in either of such events for a period of eighteen (18) months following termination of the Executive's employment under this Agreement, the Executive will not engage or be engaged, in any capacity, directly or indirectly, including, but not limited to, as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor owning less that a 2% interest in a publicly held company) in the "premium" or carbonated beverage industry. The covenant not to compete contained in this Section 1 shall survive any termination of the Term of Employment regardless of whether such termination shall have been initiated or otherwise caused by the Company.

        SECTION 2. Injunctive Relief. The Executive agrees that in addition to any other remedy provided at law or in equity or in this Agreement, the Company or any member of the Beverage Group shall be entitled to a temporary restraining order and both preliminary and permanent injunctions restraining the Executive from violating any provision of Section 1 or Section 3 of this Article IV.

        SECTION 3. Confidentiality. The Executive agrees to treat as confidential and not to disclose to anyone other than the Company and its subsidiaries and affiliated companies the affairs of the Company and its subsidiaries and affiliated companies (including the Beverage Group), and he agrees that he will not at any time during his employment under this Agreement and for a period of four (4) years thereafter, without the prior written consent of the Company, divulge, furnish or

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make known or  accessible  to, or use for the benefit of,  anyone other than the
Company and its subsidiaries and affiliated companies (including the Beverage Group), any information of a confidential nature relating in any way to the business of the Company or its subsidiaries or affiliated companies (including the Beverage Group) or any of their respective customers, unless (i) the
Executive  is  required  to  disclose  any  such   information  by  judicial  or
administrative process or, in the opinion of his counsel, by other requirements of law, (ii) such information is in the public domain through no fault of the Executive, (iii) such information has been lawfully acquired by the Executive from other sources unless the Executive knows that such information was obtained in violation of an agreement of confidentiality or (iv) such information was known to the Executive prior to June 6, 1995.

        SECTION 4. Inventions. The Executive agrees that any product, "know-how," trade secret, idea, formula, operational method, recipe, method of manufacture, invention, development, discovery or other knowledge or technical improvement (collectively, "Special Information") in which he participates, whether patentable or not, made or conceived by the Executive during his employment under this Agreement or within six (6) months thereafter, whether made within or without the course of the Executive's employment with the Company, which relates in any way to the business of the Company or its subsidiaries or affiliates (including the Beverage Group) and/or results directly or indirectly from the Executive's employment with the Company or any member of the Beverage Group shall be treated as owned by and for the benefit of, shall be assigned by the Executive without further compensation to, and shall be the property of, the Company. Further, in such regard, the Executive shall communicate and promptly disclose to the Board of Directors all

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such Special  Information and will assist the Company in every proper way at its expense to obtain a patent or patents thereon in the United States and any other jurisdiction that the Company deems appropriate, and the Executive agrees to execute all instruments and to take all steps necessary to make the benefits of such Special Information available to the Company as its exclusive property.

                                           ARTICLE V

                                   MISCELLANEOUS PROVISIONS

        SECTION 1. Indemnification. The Company shall indemnify and hold harmless the Executive if he should become a party or he should be threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was a director, officer, employee, or agent of the Company or is or was serving at the request of the Company as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non profit or for profit, partnership, joint venture, trust or other enterprise, in the manner and to the maximum extent permitted by the Delaware General Corporation Law, as amended from time to time. The indemnification provided for in this Section 1 shall not be deemed exclusive of any other right to which the Executive may be entitled under the Company's Certificate of Incorporation or By-laws or any agreement, vote of shareholders or disinterested directors, or otherwise, and shall continue after the Executive has ceased to be a director, trustee, officer, employee or agent and shall inure to the benefit of the Executive's heirs, executors, and administrators. To the extent and for the period that the Company or Triarc purchases and maintains insurance on behalf of any of its directors, officers, or employees, against liability asserted against any such person and incurred by such person

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in any such  capacity,  or  arising  out of such  person's  status as such,  the
Company hereby covenants that the Executive will be included as an insured under such policy.

        SECTION 2. Failure To Enforce And Waiver. The failure to insist upon strict compliance with any of the terms, covenants or conditions of this Agreement shall not be deemed a waiver of such terms, covenants or conditions, and the waiver or relinquishment of any right or power under this Agreement at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

        SECTION 3. Remedy For Breach Of Contract. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the parties hereto shall be in law and in equity and injunctive relief shall lie for the enforcement or nonenforcement of any provisions of this Agreement.

        SECTION 4. Assignment. The rights and obligations of the Company under this Agreement (i) are assignable by the Company to TBHC or to any parent or subsidiary of the Company or TBHC, to any successor by merger to the Company and to any person which acquires all or substantially all of the assets and business of the Company as a going concern and (ii) shall inure to the benefit and shall be binding upon the successors and assigns of the Company. The rights and obligations of the Executive under this Agreement (including the Option) are not assignable or transferable by the Executive (whether by operation of law or otherwise or whether voluntarily or involuntarily); provided, however, that the Option may be transferred by will or by the laws of descent and distribution.

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        SECTION 5. Notices.  All notices required or permitted to be given under this Agreement shall be given in writing and shall be deemed sufficiently given if delivered by hand or mailed by registered mail, return receipt requested, to his residence in the case of the Executive and to its principal executive offices in the case of the Company. Either party may by notice to the other party change the address at which he or it is to receive notices hereunder.

        SECTION 6. Applicable Law And Severability. This Agreement shall take effect and be construed and enforced in accordance with the laws of the State of New York, excluding any such laws which direct the application of the laws of some other forum. If any provision or provisions, as the case may be, of this Agreement are void or unenforceable or so declared, such provision or provisions shall be deemed and hereby are severed from this Agreement, which shall otherwise remain in full force and effect.

        SECTION 7. Headings. The headings used in this Agreement are for convenience only and shall not be deemed to curtail or affect the meaning or construction of any provision under this Agreement.

        SECTION 8. Withholding. All payments or benefits to the Executive under this Agreement shall be reduced by any amounts required to be withheld by the Company under federal, state or local income tax laws or similar laws then in effect.

        SECTION 9. Entire Agreement; Amendment. This Agreement amends and restates the Original Agreement is its entirety and contains the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement may not be changed orally but only by an

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agreement  in  writing,  signed by the party  against  whom  enforcement  of any waiver, change, modification or discharge is sought.

        SECTION 10. Generally Accepted Accounting Principles. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company's independent public accountants and disclosed in writing to the Executive) with the most recent audited consolidated financial statements of the Company.

        SECTION 11. Arbitration. Any dispute or question arising from this Agreement or its interpretation shall be settled exclusively by arbitration in New York City, New York, in accordance with the commercial rules then in effect of the American Arbitration Association. The arbitrator(s) shall set forth in writing and deliver to the parties findings of fact and conclusions reached. Judgment upon an award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction, including courts in the State of New York. Any award so rendered shall be final and binding upon the parties hereto. All costs and expenses of the arbitrator(s) shall be borne by equally by the parties hereto and all costs and expenses of attorneys, experts, witnesses and other persons retained by the parties shall be borne by the party that retained such attorneys, experts, witnesses or other persons; provided, however, that the arbitrator(s) shall have the authority to reallocate responsibility for such costs and expenses in connection with its arbitration decision. In the event that injunctive relief shall become necessary under this Agreement, either of the parties shall have the right to seek provisional remedies prior to an ultimate resolution by arbitration.


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        IN WITNESS WHEREOF,  the parties have duly executed this Agreement as of the day and year first above written.


                                                   MICHAEL WEINSTEIN
                                                   Michael Weinstein


                                                   SNAPPLE BEVERAGE CORP.

                                                   By:  ERNEST J. CAVALLO
                                                   Name:  Ernest J. Cavallo
                                                   Title: President and Chief
                                                            Operating Officer


                                                   MISTIC BRANDS, INC.

                                                   By:  ERNEST J. CAVALLO
                                                   Name:    Ernest J. Cavallo
                                                   Title:   President and Chief
                                                              Operating Officer




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